EXHIBITS 5.1 AND 23.2

PEARLMAN LAW GROUP LLP

Attorneys-at-Law

2200 Corporate Boulevard, N.W., Suite 210

Boca Raton, Florida 33431-7307

Telephone	Facsimile
(561) 362-9595	(561) 362-9612

May 19, 2017

Social Reality, Inc.

456 Seaton Street

Los Angeles, CA  90013

Re:

Social Reality, Inc. (the “Company”)

Registration statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for the Company in connection with the Registration Statement on Form S-3 (the "Registration Statement") to be filed on the date hereof with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) relating to the registration for public resale of 4,579,266 shares of the Company's Class A common stock, $0.001 par value per share, including (i) 3,571,429 shares issuable upon the conversion of the 12.5% senior secured convertible debentures (the "Debenture"), (ii) 833,337 shares issuable upon exercise of the Series A warrants held by the Debenture holders (the "Series A Warrants"), and (iii) 174,500 shares underlying the placement agent warrants (the "Placement Agent Warrants") (collectively, the "Registrable Securities"), all as described in the Registration Statement.  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter.  We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies.  As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which we assume to be true, correct and complete.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations stated herein, we are of the opinion that when issued in accordance with their terms and, upon receipt by the Company of the agreed upon consideration therefor, the Registrable Securities will be validly issued, fully paid and non-assessable.  We express no opinion herein as to the laws of any state or jurisdiction other than the Delaware General Corporation Law (including the statutory provisions and all applicable judicial decisions interpreting those laws).

This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein.  We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matters set forth herein, whether based upon a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

We hereby consent to the filing of this opinion in the Registration Statement to be filed with the SEC and to the use of our name under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Pearlman Law Group LLP
PEARLMAN LAW GROUP LLP